Exhibit (a)(15)
Matrixx Initiatives, Inc. Summarizes Ongoing “Go-Shop” Process and Board Reaffirms Recommendation
SCOTTSDALE, AZ, January 21, 2011 — Matrixx Initiatives, Inc. (NASDAQ: MTXX) (“Matrixx” or the “Company”), an over-the-counter healthcare company that develops and markets Zicam® products, today provided a summary of the ongoing “go-shop” process contemplated by the Agreement and Plan of Merger, dated as of December 14, 2010, by and among Matrixx, Wonder Holdings, Inc. (“Wonder”) and Wonder Holdings Acquisition Corp. (the “Merger Agreement”). Pursuant to the Merger Agreement, Wonder commenced a tender offer to purchase for cash all of the outstanding shares of Matrixx common stock at a price of $8.00 per share. The tender offer will expire at 5:00 p.m., New York City time, on Monday, January 31, 2011, unless extended in accordance with the terms of the Merger Agreement and applicable law.
Pursuant to the Merger Agreement, the go-shop period is scheduled to run through 11:59 p.m., New York City time, on January 22, 2011 and is designed to maximize the price payable to the shareholders through a competitive bidding process. If, during the go-shop period, the Company receives an alternative acquisition proposal that it determines in good faith constitutes or could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement), Matrixx may require Wonder to extend the tender offer period (through February 18, 2011) to continue final negotiations with any party making such a proposal.
During the go-shop period the Company has actively solicited alternative proposals to acquire Matrixx through its financial advisor Sawaya Segalas & Co., LLC (“Sawaya Segalas”). Sawaya Segalas has contacted 132 separate parties that, following discussions between the Company and Sawaya Segalas, were identified as potentially interested parties, to discuss the Company and its business and to solicit from those parties proposals to acquire Matrixx. Of the parties contacted, 48 were strategic parties and 84 were financial parties. From this group, 31 parties executed confidentiality agreements, including 7 strategic parties and 24 financial parties.
Following execution of the confidentiality agreements, Matrixx provided the parties with access to non-public financial and other information regarding Matrixx, including access to an on-line data room. The Company’s management and legal advisors also conducted multiple presentations on the Company’s business and prospects, during which times they responded to questions of participants.
The interested parties that had signed confidentiality agreements reviewed non-public information about the Company and most attended one of the initial presentations by management. However, by the midpoint of the go-shop period, the bulk of the parties had dropped out, leaving only a handful of interested parties. Sawaya Segalas and the Company’s management continued to engage in discussions with those parties and respond to their questions. Following subsequent meetings and discussions, each of the remaining parties advised Sawaya Segalas that it was no longer interested in continuing to conduct due diligence on the Company and that it would not be making a proposal to acquire Matrixx. Additionally, Sawaya Segalas has not received any indication from any party that signed a confidentiality agreement that it intends to submit an offer to acquire the Company before expiration of the go-shop period, even though Sawaya Segalas requested that parties do so by the close of business on Tuesday, January 18, 2011.
Despite the broad solicitation and access to and interactions with the Company’s management and its legal and financial advisors, to date none of the parties contacted has submitted a proposal, nor has there been any indication of interest from any other party. Matrixx remains open to receiving competing proposals and will continue to work with its financial advisor through the balance of the go-shop period (which expires January 22) to continue to solicit and encourage alternative acquisition proposals. However, Sawaya Segalas has advised the management of the Company that it does not believe any proposal will be submitted as a result of its go-shop efforts.
In view of the current absence of any proposal or indication of interest, and for the reasons provided in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 for the transaction filed with the United States Securities and Exchange Commission (“SEC”) on December 22, 2010, as amended, (the “Schedule 14D-9”), the Company’s board of directors continues to recommend that the stockholders of Matrixx accept the tender offer and tender their shares of common stock to Wonder pursuant to the tender offer.

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is an over-the-counter healthcare company that develops and markets Zicam® products. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc., visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, at 602-385-8888, or Bill Barba, Vice President of Finance & Accounting, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Notice to Investors
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company’s common stock. INVESTORS AND STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO has been filed by Wonder Holdings Acquisition Corp. and Wonder Holdings, Inc. with the SEC in connection with the commencement of the offer, and the solicitation/recommendation statement on Schedule 14D-9 has been filed by Matrixx Initiatives, Inc. with the SEC with respect to the offer. The offer to purchase, forms of letter of transmittal and related documents and the solicitation/recommendation statement on Schedule 14D-9 have been mailed to the Company stockholders. Investors and stockholders may also obtain a free copy of these statements and other documents filed by Wonder Holdings Acquisition Corp. and Wonder Holdings, Inc. or the Company with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to D. F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (800) 347-4750 for shareholders and all others.
Forward Looking Statements
This press release may contain “forward-looking statements”. The words “may,” “could,” should,” “would,” “believe,” anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to certain risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. These risks and uncertainties include, but are not limited to, uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived and risks and uncertainties relating to these matters that are discussed in documents filed with the SEC by the Company as well as the tender offer documents that have been filed by Wonder Holdings Acquisition Corp. and Wonder Holdings, Inc. and the solicitation/recommendation statement that has been filed by the Company. The Company does not undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.